                    WANG LABORATORIES, INC. AND SUBSIDIARIES
        EXHIBIT 12.1 - CALCULATION OF RATIO OF EARNINGS TO FIXED CHARGES
                       (Dollars in millions except ratios)




                                                                                                                     Predecessor
                                                                                                                       Company
                                                                                                                 -------------------
                                    Three months          Year           Year           Year       Nine months      Three months
                                 ended September 30, ended June 30, ended June 30, ended June 30, ended June 30, Ended September 30,
                                         1997             1997           1996           1995           1994              1993
                                 ------------------- -------------- -------------- -------------- -------------- -------------------

FIXED CHARGES
 Interest expense                       $ 1.7            $ 10.9         $  5.1         $ 3.7          $ 3.5             $ 1.2
 Portion of rent expense
  representative of interest              2.8               9.4            9.4           5.9            5.6               2.7
                                        -----            ------         ------         -----          -----             -----
                                          4.5              20.3           14.5           9.6            9.1               3.9

 Preferred dividend requirement           5.8              23.5           37.7          14.5            8.7                --
                                        -----            ------         ------         -----          -----             -----
Combined fixed charges and
  preferred dividend                    $10.3            $ 43.8         $ 52.2         $24.1          $17.8             $ 3.9
                                        =====            ======         ======         =====          =====             =====


EARNINGS
 Income (loss) from continuing
  operations before income taxes,
  discontinued operations,
  fresh-start reporting adjustment
  and extraordinary item                $17.8            $(22.3) (1)    $ 94.9 (2)     $ 6.9 (3)      $18.4             $(8.5)

 Fixed charges per above                  4.5              20.3           14.5           9.6            9.1               3.9
                                        -----            ------         ------         -----          -----             -----
                                        $22.3            $ (2.0)        $109.4         $16.5          $27.5             $(4.6)
                                        =====            ======         ======         =====          =====             =====

Ratio of earnings to combined fixed
  charges and preferred dividends         2.2                --            2.1            --            1.5                --
                                        =====            ======         ======         =====          =====             =====

Coverage deficiency                        --            $(45.8)            --         $(7.6)            --             $(8.5)
                                        =====            ======         ======         =====          =====             =====





(1) Includes $36.3 million of acquisition-related, restructuring and Chapter 11-related charges

(2) Includes $(1.1) million of acquisition-related, restructuring and Chapter 11-related charges

(3) Includes $62.1 million of acquisition-related, restructuring and Chapter 11-related charges